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                                                       EXHIBIT 3.1

                          RESTATED ARTICLES OF INCORPORATION
                                  (WITH AMENDMENTS)
                                          OF
                               PRECEPT INVESTORS, INC.

                                     SECTION ONE

     PRECEPT INVESTORS, INC., pursuant to the provisions of Article 4.07 of the Texas Business Corporation Act (the "Act"), hereby adopts these Restated Articles of Incorporation which accurately copy the Articles of Incorporation and all amendments thereto that are in effect to date (the "Old Articles") and as further amended by such Restated Articles of Incorporation as hereinafter set forth and which contain no other change in any provision thereof.

                                     SECTION TWO

     The Old Articles of the corporation are amended by the Restated Articles of Incorporation as follows:

     Article One of the Old Articles will be amended to change the name of the Corporation to "Precept Business Services, Inc."

     Article Four of the Old Articles will be amended to increase the number of authorized shares and to delete subsections 1 (regarding a prior reclassification of the shares of the Corporation's stock) and 5 (regarding restrictions on transfer of certain restricted stock); and

     Article Ten of the Old Articles will be amended to provide that the Board of Directors are to be divided into three classes as of equal size as possible, with the term of each class expiring in consecutive years with approximately one-third of the Board of Directors being elected each year.

     The full text of each of the amended provisions as so amended is set forth below in Section Six of these Restated Articles of Incorporation.

                                    SECTION THREE

     Each such amendment made by these Restated Articles of Incorporation has been effected in conformity with the provisions of the Act and such Restated Articles of Incorporation and each such amendment made by the Restated Articles of Incorporation were duly recommended by the board of directors and adopted by the shareholders of the Corporation on the 3rd day of February, 1998.
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                                     SECTION FOUR

     11,412,687 shares of Common Stock of the Corporation are currently outstanding, of which 8,209,844 shares are Class A Common Stock and 3,202,843 shares are Class B Common Stock. No shares of Preferred Stock of the Corporation are outstanding. The holders of the shares of each of Class A Common Stock and the Class B Common Stock, respectively, were each entitled to vote on the Restated Articles of Incorporation as a separate class. All 11,412,687 shares of Common Stock outstanding were entitled to vote on the Restated Articles of Incorporation and all amendments contained therein.

                                     SECTION FIVE

     Written consent to these Restated Articles of Incorporation and the amendments effected hereby has been given in accordance with the provisions of
Article 9.10A of the Act, and all such written notice as required by Article 9.10A of the Act has been given.

                                     SECTION SIX

     The Old Articles are hereby superseded by the following Restated Articles of Incorporation which accurately copy the entire text thereof as further amended as set forth:


                                     ARTICLE ONE

     The name of the Corporation is PRECEPT BUSINESS SERVICES, INC.

                                     ARTICLE TWO

     The period of its duration is perpetual.

                                    ARTICLE THREE

     The purpose for which the Corporation is organized is the transaction of any and all lawful business for which a corporation may be incorporated under the Texas Business Corporation Act.

                                     ARTICLE FOUR

     Section 1. AUTHORIZED CAPITAL STOCK. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 113,500,000 shares, consisting of (a) 100,000,000 shares of Class A Common Stock, par value $0.01 per share ("Class A Common Stock"), (b) 10,500,000 shares of Class B Common Stock, par value $0.01 per share ("Class B Common Stock" and together with Class A Common Stock, "Common Stock"), and (c) 3,000,000 shares of Preferred Stock, par value $1.00 per share ("Preferred Stock").

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     The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of each class of the Corporation, respectively, entitled to vote thereon voting as a class. The Board of Directors shall have the authority to fix or alter the powers, designations, preferences and relative, participating, optional or other special rights of all classes of the capital stock of the corporation; provided, however, that in no case shall the powers, preferences and rights of the Class A Common Stock be greater than those provided herein. Except as otherwise required by law or expressly provided for herein, the rights, powers, and preferences of the shares of Common Stock and the qualifications, limitations, or restrictions thereof, shall be in all respects identical.

     Section 2. COMMON STOCK. The relative rights, powers, preferences, qualifications, limitations and restrictions of the Class A Common Stock and Class B Common Stock from and after the Effective Time shall be as follows:

          (a) VOTING RIGHTS. Each share of Class A Common Stock shall be entitled to one vote, and each share of Class B Common Stock shall be entitled to ten votes, on all matters submitted to a vote of the shareholders. Except as otherwise provided herein or by law or in any resolution or resolutions of the Board of Directors of the Corporation providing for the issuance of Preferred Stock, all actions submitted to a vote of the shareholders of the Corporation shall be voted on by the holders of the Class A Common Stock and Class B Common Stock (as well as the holders of any series of Preferred Stock, if any, entitled to vote thereon), voting together as a single class.

          (b) CONVERSION. The Class A Common Stock has no conversion rights. Each share of Class B Common Stock is convertible at any time, and from time to time, at the option of and without cost to the holder thereof, into one fully paid and nonassessable share of Class A Common Stock on and subject to the terms and conditions set forth herein; provided however, that for a period of one year from the Effective Time shares of Class B Common Stock may only be converted into Class A Common Stock 90 days after the delivery to the Corporation of a Conversion Notice (as hereinafter defined); and provided further, however, that shares of Class B Common Stock shall be automatically converted, without any action on the part of the holder thereof, into share of Class A Common Stock on the occurrence of the events described in subsection (c) of this Section 2.

          If any record owner of any shares of Class B Common Stock (a "Class B Holder") desires to convert any of such shares into shares of Class A Common Stock, such Class B Holder shall present and surrender the certificate or certificates representing such shares during usual business hours at any office or agency of the Corporation maintained for the transfer of Class B Common Stock and shall deliver a written notice ("Conversion Notice") of the election of such Class B holder to convert the shares represented by such certificate or any portion thereof as specified in the Conversion Notice. The Conversion Notice shall state the name or names (with addresses) in which the certificate or certificates representing

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     shares of Class A Common Stock issuable on such conversion shall be registered. If so required by the Corporation, any certificate representing shares of Class B Common Stock surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or his authorized representative. Each conversion of shares of Class B Common Stock shall be deemed to have been effected on the date (the "conversion rate") on which the certificate or certificates representing such shares shall have been surrendered and such notice and any required instruments of transfer shall have been received as aforesaid (or if the date of such surrender and receipt falls within the period of one year from the Effective Time, then the conversion date shall be 90 days after the date of such surrender and receipt). The person or persons in whose name or names any certificate or certificates representing shares of Class A Common Stock issuable upon such conversion shall be, for the purpose of receiving dividends and for all other corporate purposes whatsoever, deemed to have become the holder or holders of record of the shares of Class A Common Stock represented thereby on the conversion date.

          As promptly as practicable after the conversion date, the Corporation shall issue and deliver at such office or agency, to or upon the written order of the holder thereof, certificates for the number of shares of Class A Common Stock issuable upon such conversion. Subject to the provisions of subsection (c) of this Section 2, in the event any certificate representing shares of Class B Common Stock shall be surrendered for conversion of a part only of the shares represented thereby, the Corporation shall deliver at such office or agency, to or upon the written order of the holder thereof, a certificate or certificates for the number of shares of Class B Common Stock represented by such surrendered certificate which are not being converted. The issuance of certificates representing shares of Class A Common Stock issuable upon the conversion of shares of Class B Common Stock by the registered holder thereof shall be made without charge to the converting holder for any tax imposed on the Corporation in respect of the issue thereof. The Corporation shall not, however, be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the registered holder of the shares being converted, and the corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issue thereof shall have paid to the Corporation the amount of such tax or has established to the satisfaction of the Corporation that such tax has been paid.

          Upon any conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant hereto, no adjustment with respect to dividends shall be made; only those dividends shall be payable on the shares so converted as may be declared and are payable to holders of record of shares of Class B Common Stock on a date prior to the conversion date with respect to the shares so converted; and only those dividends shall be payable on shares of Class A Common Stock issued upon such conversion as may be declared and are payable to holders of record of shares of Class A Common Stock on or after such conversion date.

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          In case of any consolidation or merger of the Corporation as a result of which the holders of Class A Common Stock shall be entitled to receive cash, stock, other securities, or other property with respect to or in exchange for Class A Common Stock or in case of any sale or conveyance of all or substantially all of the property or business of the Corporation as an entirety, each holder of any share of Class B Common Stock shall have the right thereafter, so long as the conversion right hereunder shall exist, to convert such share into the kind and amount of cash, shares of stock, and other securities and properties as are receivable upon such consolidation, merger, sale or conveyance by each holder of one share of Class A Common Stock and shall have no other conversion rights with regard to such share. The provisions of this paragraph shall similarly apply to successive consolidations, mergers, sales or conveyances.

          Shares of Class B Common Stock converted into Class A Common Stock as provided in this subsection (b) shall be retired and shall resume the status of authorized but unissued shares of Class B Common Stock.

          Such number of shares of Class A Common Stock as may from time to time be required for such purpose shall be reserved for issuance upon conversion of outstanding shares of Class B Common Stock and for issuance upon exercise of options, if any.

          (c) RESTRICTIONS ON TRANSFER OF CLASS B COMMON STOCK. No Class B Holder may transfer, and the Corporation shall not register the transfer of, any shares of Class B Common Stock, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a Permitted Transferee (as hereinafter defined).

          In the case of a Class B Holder who is a natural person and the beneficial owner of shares of Class B Common Stock proposed to be transferred, a Permitted Transferee consists only of:

               (i) such Class B Holder's spouse; provided, however, that upon divorce any Class B Common Stock held by such spouse shall immediately and automatically be converted into Class A Common Stock;

               (ii) any lineal descendant of any great-grandparent of such Class B Holder, including adopted children, and any such descendant's spouse (such descendants and their spouses, together with such Class B Holder's spouse, are referred to herein as "family members");

               (iii) the trustee or trustees of a trust (including a voting trust) for the sole benefit of such Class B Holder and/or any of such Class B Holder's family members, except that such trust may also grant a general or special power of appointment to one or more of such Class B Holder's family members and may permit trust assets to be used to pay taxes, legacies, and other obligations of the trust or the estates of

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

          one or more of such Class B Holder's family members payable by reason of the death of any such family members; provided, however, that if at any time such trust fails to meet the requirements of this subparagraph (iii), all shares of Class B Common Stock then held by such trustee or trustees shall immediately and automatically be converted into Class A Common Stock on a share-for-share basis, and stock certificates formerly representing such shares of Class B Common Stock shall thereupon and thereafter be deemed to represent a like number of shares of Class A Common Stock;

               (iv) any organization established by a Class B Holder or any of such Class B Holder's family members, contributions to which are deductible for federal income, estate, or gift tax purposes (a "charitable organization") and a majority of whose governing board at all times consists of such Class B Holder and/or one or more of the Permitted Transferees of such Class B Holder, or any successor to such charitable organization meeting the requirements of this subparagraph
          (iv); provided that, if there is any change in the composition of the governing board of such charitable organization that would cause such charitable organization no longer to qualify as a Permitted Transferee of such Class B Holder, all shares of Class B Common Stock then held by such charitable organization shall immediately and automatically be converted into Class A Common Stock on a share-for-share basis, and stock certificates formerly representing such shares of Class B Common Stock shall thereupon and thereafter be deemed to represent a like number of shares of Class A Common Stock; and

               (v) any partnership in which all of the partners are, and all of the partnership interests are owned by, such Class B Holder and/or any of such Class B Holder's family members, or any corporation wholly-owned by such Class B Holder and/or any of such Class B Holder's family members; provided that, if there is any change in the partners of or owners of partnership interests in such partnership or in the shareholders of such corporation that would cause such partnership or corporation no longer to qualify as a Permitted Transferee of such Class B Holder, any Class B Common
          Stock then held by such partnership or corporation shall immediately and automatically be converted into Class A Common
          Stock on a share-for-share basis, and stock certificates formerly representing such shares of Class B Common Stock shall thereupon and thereafter be deemed to represent a like number of shares of Class A Common Stock.

          In the case of a Class B Holder that is a partnership or a corporation and the beneficial owner of the shares of Class B Common Stock proposed to be transferred, a Permitted Transferee consists only of:

               (i) any partner of such partnership who was a partner thereof on the record date of the initial distribution of Class B Common Stock;

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               (ii) any shareholder of such corporation who held any share thereof on the record date of the initial distribution of Class B Common Stock and who receives shares of Class B Common Stock pro rata to his stock ownership in such corporation through a dividend or through a distribution made upon liquidation of such corporation;

               (iii) any person transferring shares of Class B Common Stock to such partnership or corporation after the record date of the initial distribution of Class B Common Stock; provided, however, that such transferor may not receive shares of Class B Common Stock in excess of the shares of Class B Common Stock transferred by the transferor to such partnership or corporation;

               (iv) any Permitted Transferee of any person meeting the requirements set forth in subparagraph (i), (ii) or (iii) of this paragraph, but not in excess of the number of shares such shareholder or person is entitled to receive pursuant to this paragraph; and

               (v) the survivor of a merger or consolidation of such corporation if those persons who owned beneficially sufficient shares entitled to elect at least a majority of the entire board of directors of such constituent corporation immediately prior to the merger or consolidation own beneficially sufficient shares entitled to elect at least a majority of the entire board of directors of the surviving corporation, provided that if by reason of any change in the ownership of such stock of the surviving corporation such surviving corporation would no longer qualify as a Permitted Transferee of such Class B Holder, all shares of Class B Common Stock then held by such surviving corporation shall immediately and automatically be converted into Class A Common Stock on a share-for-share basis, and stock certificates formerly representing such shares of Class B Common Stock shall thereupon and thereafter be deemed to represent a like number of shares of Class A Common Stock.

          In the case of a Class B Holder holding such shares of Class B Common Stock as trustee pursuant to a trust that is an irrevocable trust on the record date of the initial distribution of Class B Common Stock, a Permitted Transferee consists only of:

               (i) any successor trustee of such trust who meets the requirements set forth in subsection (ii) or (iii) of this paragraph;

               (ii) any person to whom or for whose benefit the principal or income may be distributed under the terms of such trust or any person to whom such trust may be obligated to make future transfers, provided such obligation exists prior to the date such trust becomes a holder of Class B Common Stock; and

               (iii)     any family member of the creator of such trust.

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          In the case of a Class B Holder holding such shares of Class B Common
     Stock as trustee pursuant to a trust that is any trust other than an irrevocable trust described in the immediately preceding paragraph on the date of the initial distribution of Class B Common Stock, a Permitted Transferee consists only of:

               (i) any successor trustee of such trust who meets the requirements set forth in subsection (ii) of this paragraph; and

               (ii) the person who established such trust and any Permitted Transferee of such person.

          In the case of a record (but not beneficial) owner of Class B Common Stock as nominee for the person who is the beneficial owner thereof on the record date of the initial distribution of Class B Common Stock, a Permitted Transferee consists only of such beneficial owner and any Permitted Transferee of such beneficial owner.

          Upon the death or permanent incapacity of any Class B Holder, such Class B Holder's Class B Common Stock shall immediately and automatically be converted into Class A Common Stock on a share-for-share basis, and stock certificates formerly representing such shares of Class B Common Stock shall thereupon and thereafter be deemed to represent a like number of shares of Class A Common Stock.

          Upon the expiration of 90 days after the death or permanent incapacity of Darwin Deason or upon the conversion by The Deason International Trust of all of the shares of Class B Common Stock beneficially owned by Mr. Deason into shares of Class A Common Stock, any and all shares of Class B Common Stock shall immediately and automatically be converted into Class A Common Stock on a share-for-share basis, and stock certificates formerly representing such shares of Class B Common Stock shall thereupon and thereafter be deemed to represent a like number of shares of Class A Common Stock.

          Shares of Class B Common Stock are freely transferrable among Permitted Transferees, but any other transfer of any share of Class B Common Stock will result in the automatic conversion of such share into Class A Common Stock.

          (d) DIVIDENDS AND LIQUIDATION RIGHTS. After dividends have been declared and set aside for payment or paid on any series of Preferred Stock having a preference over the Common Stock with respect to payment of such dividends, the holders of Common Stock shall be entitled to receive and to share equally in, when, as and if declared by the Board of Directors of the Corporation (the "Board of Directors"), dividends per share, out of the funds legally available therefor, in such amounts as the Board of Directors may from time to time fix and determine, in its sole and absolute discretion. Upon the liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after there have been paid or set apart for the holders of any series of Preferred Stock having a

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     preference over the Common Stock with respect to distributions upon liquidation the full amount to which they are entitled, the holders of Common Stock are entitled to receive and to share equally in all assets of the Corporation available for distribution to shareholders.

          (e) OTHER RIGHTS. The holders of Common Stock are not entitled to any preemptive right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock, and all such additional shares of stock of any class, or bonds, debentures, or other securities convertible into or exchangeable for stock, may be issued and disposed of by the Corporation on such terms and for such consideration, so far as may be permitted by law, and to such persons as the Board of Directors in its sole and absolute discretion may deem advisable.

     Section 3. PREFERRED STOCK. Preferred Stock may be issued in one or more series. The Board of Directors is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, relative powers, preferences, and rights and qualifications, limitations, or restrictions of all shares of such series. The authority of the Board of Directors with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

          (a) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

          (b) the voting powers, if any, and whether such voting powers are full or limited in such series;

          (c) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

          (d) whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

          (e) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

          (f) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation or other entity, and the price or prices or the rates of exchange applicable thereto;

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          (g)  the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity;

          (h) the provisions, if any, of a sinking fund applicable to such series; and

          (i) any other relative, participating, optional, or other special powers, preferences, rights, qualifications, limitations, or restrictions thereof.


                                     ARTICLE FIVE

     The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of $1,000,000.

                                     ARTICLE SIX

     The street address of its initial Registered Office, and the name of its initial Registered Agent at this address are as follows:

                    CT Corporation System
                    350 North St. Paul, Suite 2900
                    Dallas, Texas  75201

                                    ARTICLE SEVEN

     The number of current Directors is four (4). The names and addresses of the current Directors are:

                    Darwin Deason
                    1909 Woodall Rodgers Frwy., Suite 500
                    Dallas, Texas  75201

                    David Neely
                    1909 Woodall Rodgers Frwy., Suite 500
                    Dallas, Texas  75201

                    Douglas R. Deason
                    1909 Woodall Rodgers Frwy., Suite 500
                    Dallas, Texas  75201

                    Glenn R. Smith
                    1909 Woodall Rodgers Frwy., Suite 500
                    Dallas, Texas  75201

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                                    ARTICLE EIGHT

     The Board of Directors may make, amend, and repeal the Bylaws of the Corporation (the "Bylaws"). Any Bylaw made by the Board of Directors under the powers conferred hereby may be amended or repealed by the Board of Directors (except as specified in any such Bylaw so made or amended) or by the shareholders in the manner provided in the Bylaws of the Corporation. Notwithstanding the foregoing and anything contained in these Articles of Incorporation to the contrary, Bylaws 1, 3, 8, 10, 11, 12, 13, 33 and 39 may not be amended or repealed by the shareholders, and no provision inconsistent therewith may be adopted by the shareholders, without the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class. For the purposes of these Articles of Incorporation, "Voting Stock" means stock of the Corporation of any class or series entitled to vote generally in the election of Directors. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class, is required to amend or repeal, or to adopt any provisions inconsistent with, this Article Eight.

                                     ARTICLE NINE

     Subject to the rights of the holders of any series of Preferred Stock, special meetings of the shareholders of the Corporation may be called only by
(i) the Chairman of the Board of Directors (the "Chairman of the Board of Directors"), (ii) the President of the Corporation (the "President"), (iii) the Secretary of the Corporation (the "Secretary") within 10 calendar days after receipt of the written request of a majority of the total number of Directors that the Corporation would have if there were no vacancies (the "Whole Board of Directors"), and (iv) as provided in Bylaw 3 by the holders of at least 50% of the Voting Stock, voting together as a single class.

     At any annual meeting or special meeting of shareholders of the Corporation, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws of the Corporation. Notwithstanding anything contained in theses Articles of Incorporation to the contrary, the affirmative vote of at least 80% of the Voting Stock, voting together as a single class, will be required to amend or repeal, or adopt any provision inconsistent with, this Article Nine.

                                     ARTICLE TEN

     Section 1. NUMBER, ELECTION, AND TERMS OF DIRECTORS. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, the number of the Directors of the Corporation will not be less than three nor more than fifteen and will be fixed from time to time in the manner described in the Bylaws of the Corporation. The Directors will be divided into three classes designated as Class I, Class II, and Class III, each class to be as nearly equal in number as possible. Each Class of directors will stand for election for the following initial terms: Class I directors will be elected for a three-year term; Class II directors will be elected for a two-year term; and Class III directors

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will be elected for a one-year term.  At each following annual shareholders'
meeting, commencing with the 1999 annual shareholders' meeting, each of the successors to the directors of the Class whose term will expire at such annual meeting will be elected for a term running until the third annual meeting. Election of Directors of the Corporation need not be by written ballot unless requested by the Chairman of the Board of Directors, the President, or the holders of a majority of the Voting Stock present in person or represented by proxy at a meeting of the shareholders at which Directors are to be elected.

     Section 2. NOMINATION OF DIRECTOR CANDIDATES. Advances notice of shareholder nominations for the election of Directors must be given in the manner provided in the Bylaws of the Corporation.

     Section 3. NEWLY CREATED DIRECTORSHIPS AND VACANCIES. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining Director. No decrease in the number of Directors constituting the Board of Directors may shorten the term of any incumbent Director.

     Section 4. REMOVAL. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, any Director may be removed from office by the shareholders in the manner provided int this Section 4. At any annual meeting or special meeting of the shareholders, the notice of which states that the removal of a Director or Directors is among the purposes of the meeting, the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class, may remove such Director or Directors with or without cause.

     Section 5. AMENDMENT, REPEAL, ETC. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of at least 80% of the Voting Stock, voting together as a single class, is required to amend or repeal, or adopt any provision inconsistent with, this Article Ten.

                                    ARTICLE ELEVEN

     No shareholder of the Corporation or other person shall have a preemptive right to acquire shares of the Corporation.

                                    ARTICLE TWELVE

     Cumulative voting shall not be permitted.

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

                                   ARTICLE THIRTEEN

     No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for an act or omission in such director's capacity as a director of the Corporation, except that this Article Thirteen does not eliminate or limit the liability of a director of the Corporation for:

          1. a breach of such director's duty of loyalty to the Corporation or its shareholders;

          2. an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

          3. a transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of such director's office;

          4    an act or omission for which the liability of such director is expressly provided by statute; or

          5. an act related to an unlawful stock repurchase or payment of a dividend.

                                   ARTICLE FOURTEEN

     Each person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust or other enterprise or employee benefit plan (including the heirs, executors, administrators or estate of such person) shall be indemnified by the Corporation to the fullest extent that a corporation is required or permitted to grant indemnification to such person under the Texas Business Corporation Act, as the same exists or may hereafter be amended. Reasonable expenses incurred by a director, officer, employee or agent of the Corporation, who was, is or is threatened to be made a named defendant or respondent in a proceeding shall be paid or reimbursed by the Corporation, in advance of the final disposition of the proceeding to the maximum extent permitted under the Texas Business Corporation Act, as the same exists or may hereafter be amended. The right to indemnification under this Article Fourteen shall be a contract right. In the event of the death of any person having a right of indemnification under this Article Fourteen, such right will inure to the benefit of his or her heirs, executors, administrators and personal representatives. The rights under this Article Fourteen will not be exclusive of any other right which any person may have or hereinafter acquire under any statute, bylaw, resolution of shareholders or directors, agreement or otherwise.

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

                                   ARTICLE FIFTEEN

     Any action required or permitted to be taken at any meeting of the shareholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall have been signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.


     DATED February 6, 1998.

                                   PRECEPT INVESTORS, INC.


                                   By    /s/ David L. Neely
                                         David L. Neely
                                   Its   Chairman and Chief Executive Officer


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